Exhibit 99.1

Blueknight Energy Partners, L.P. Announces
Fourth Quarter and Full Year 2009 Results

TULSA, Okla, March 30, 2010 -- Blueknight Energy Partners, L.P. (Pink Sheets: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product, today announced a net loss of $5.6 million on total revenues of $37.1 million for the fourth quarter 2009 and a net loss of $16.5 million on total revenues of $156.8 million for the full year 2009.  Net loss for the fourth quarter of 2008 was $1.7 million on total revenues of $42.9 million, and net income for the full year 2008 was $17.8 million on revenues of $192.2 million.

The Partnership announced earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $14.2 million and $59.2 million for the three months and year ended December 31, 2009, respectively, as compared to EBITDA of $15.1 million and $66.3 million for the same periods in 2008 (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measures).

“We are making steady progress with our transition and generating new business from third parties to replace the business lost from the Partnership’s former parent company,” commented James Dyer, BKEP’s CEO.   “We recognize that we continue to face challenges relating to rebuilding the business.  Even so, we believe the strides we have made to regain trucking and pipeline volumes in a relatively short period of time, speaks well of the strength of our assets and the abilities of the management team we are putting into place.”

The financial results reflect adjustments to interest expense to reflect the recording of additional interest under the Partnership’s credit facility in the second and third quarters of 2009, as previously announced.  This adjustment had no impact on net cash flows.  Additionally, the independent auditors’ opinion included in BKEP’s 2009 financial statements and the 2009 10-K contains a “going concern” modification, disclosing that BKEP has, “substantial long-term debt, a deficit in partners’ capital, significant litigation uncertainties, and other issues, which raise substantial doubt about its ability to continue as a going concern.”  For further information regarding the Partnership’s operating results, please see BKEP’s annual report on Form 10-K (the “2009 10-K”), which was filed today with the Securities and Exchange Commission.

Results of Operations

The following table summarizes the financial results for the three and twelve months ended December 31, 2008 and 2009.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	(in thousands)
Service revenue:
Third party revenue	$22,073	$31,075	$48,295	$124,701
Related party revenue	20,823	5,998	143,885	32,075
Total revenue	42,896	37,073	192,180	156,776
Expenses:
Operating	23,673	24,700	104,078	96,125
General and administrative	9,841	5,198	43,085	28,137
Total expenses	33,514	29,898	147,163	124,262
Gain on settlement transaction	-	-	-	2,585
Operating income	9,382	7,175	45,017	35,099
Other expenses:
Interest expense	11,046	12,772	26,951	51,399
Income (loss) before income taxes	(1,664)	(5,597)	18,066	(16,300)
Provision for income taxes	64	46	291	205
Net income (loss)	$(1,728)	$(5,643)	$17,775	$(16,505)
Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$(35)	$(110)	$3,646	$(326)
Net income (loss) allocable to limited and subordinated partners	$(1,693)	$(5,533)	$14,129	$(16,179)

Basic and diluted net income (loss) per common unit	$(0.05)	$(0.17)	$0.45	$(0.47)
Basic and diluted net income (loss) per subordinated unit	$(0.05)	$(0.17)	$0.45	$(0.47)

Weighted average common units outstanding - basic and diluted	21,557	21,691	20,401	21,591
Weighted average subordinated partners' units outstanding - basic and diluted	12,571	12,571	12,571	12,571

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,300 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 185 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. BKEP provides integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product.  BKEP’s general partner is controlled by Vitol Holding B.V. and its affiliates, which are engaged in the global physical supply and distribution of crude oil, petroleum products, coal, natural gas and other commodities.  BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma.  For more information, visit the Partnership’s web site at www.bkep.com.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of EBITDA.  The use of this Non-GAAP financial measure should not be considered as alternatives to GAAP measures such as net income or cash flows from operating activities.  EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table provides a reconciliation of EBITDA to its most directly comparable financial measure as presented in accordance with GAAP.

		Three Months Ended December 31,		Year Ended December 31,
		2008	2009	2008	2009
		(in thousands)
Net income (loss)		$(1,728)	$(5,643)	$17,775	$(16,505)
Add:	Interest Expense	11,046	12,772	26,951	51,399
	Income Taxes	64	46	291	205
	Depreciation and Amortization	5,742	7,012	21,328	24,067
EBITDA		$15,124	$14,187	$66,345	$59,166

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, the Partnership’s ability to continue as a going concern, uncertainties relating to bankruptcy filings of the Partnership’s former parent company, uncertainties relating to BKEP’s future cash flows, uncertainties relating to pursuing strategic alternatives for BKEP’s business, insufficient cash from operations, uncertainties related to pending legal proceedings, market conditions, governmental regulations, uncertainties related to future taxation and factors discussed in BKEP’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  BKEP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

BKEP Investor Relations
918-237-4032
investor@bkep.com

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900